Exhibit 99.1

PhenixFIN Corporation Announces Fiscal First Quarter 2024 Financial Results

NAV per share grew 23% vs. First Quarter 2023

New York, NY, February 8, 2024 -- PhenixFIN Corporation (NASDAQ: PFX, PFXNZ) (the “Company”), a publicly traded business development company, today announced its financial results for the fiscal first quarter of 2024.

Highlights

●	First quarter total investment income of $5.7 million; net investment income of $1.7 million

●	Net asset value (NAV) of $150.7 million, or $73.14 per share as of December 31, 2023

●	Weighted average yield was 13.0% on debt and other income producing investments

●	Repurchased 13,223 shares as of December 31, 2023

David Lorber, Chief Executive Officer of the Company, stated:

“We are pleased with our continued progress in growing our NAV per share as various investments over the past couple of years have generated favorable investment income and/or capital appreciation.”

Selected First Quarter 2024 Financial Results for the Quarter Ended December 31, 2023:

Total investment income was $5.7 million which was attributable to portfolio interest and dividend income.

Total net expenses were $4.0 million and total net investment income was $1.7 million.

The Company recorded a net realized gain of $0.2 million and net unrealized gain of $2.6 million.

Portfolio and Investment Activities for the Quarter Ended December 31, 2023:

The fair value of the Company’s investment portfolio totaled $222.2 million and consisted of 39 portfolio companies.

The Company had 4 portfolio company investments on non-accrual status with a fair market value of $8.9 million.

Liquidity and Capital Resources

At December 31, 2023, the Company had $12.2 million in cash and cash equivalents, $57.5 million in aggregate principal amount of its 5.25% unsecured notes due 2028 and $28.4 million outstanding under the Credit Facility.

ABOUT PHENIXFIN CORPORATION

PhenixFIN Corporation is a non-diversified, internally managed closed-end management investment company incorporated in Delaware that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. We completed our initial public offering and commenced operations on January 20, 2011. The Company has elected, and intends to qualify annually, to be treated, for U.S. federal income tax purposes, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Effective January 1, 2021, the Company operates under an internalized management structure.

Safe Harbor Statement and Other Disclosures

This press release contains “forward-looking” statements. Such forward-looking statements reflect current views with respect to future events and financial performance, and the Company may make related oral forward-looking statements on or following the date hereof. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, including among other things, PhenixFIN’s ability to deliver value to shareholders, increase investment activity, grow the Company, increase net investment income, reduce operating expenses, implement its investment objective, source and capitalize on investment opportunities, grow its net asset value and perform well in the prevailing market environment, the ability of our portfolio companies to perform well and generate income and other factors that are enumerated in the Company’s periodic filings with the Securities and Exchange Commission. PhenixFIN Corporation disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

Past performance is not a guarantee of future results. The press release contains unaudited financial results. For ease of review, we have excluded the word “approximately” when rounding the results. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of PhenixFIN Corporation’s common stock. There can be no assurance that PhenixFIN Corporation will achieve its investment objective.

For PhenixFIN investor relations, please call 212-859-0390. For media inquiries, please contact info@phenixfc.com.

PHENIXFIN CORPORATION

Consolidated Statements of Assets and Liabilities

	December 31, 2023 (Unaudited)	September 30, 2023
Assets:
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $123,544,114 and $134,339,121 respectively)	$116,100,267	$125,531,031
Affiliated investments (amortized cost of $49,381,900 and $48,233,910, respectively)	40,868,870	37,289,617
Controlled investments (amortized cost of $85,250,537 and $82,437,692, respectively)	65,252,515	63,640,043
Total Investments at fair value	222,221,652	226,460,691
Cash and cash equivalents	12,173,975	5,988,223
Receivables:
Interest receivable	1,400,137	971,115
Dividends receivable	243,302	161,479
Other receivable	-	31,425
Prepaid share repurchase	132,295	199,019
Due from Affiliate	417,014	409,214
Other assets	615,571	833,000
Deferred financing costs	637,276	699,124
Receivable for investments sold	-	3,940,175
Total Assets	$237,841,222	$239,693,465

Liabilities:
Credit facility and note payable (net of debt issuance costs of $1,605,256 and $1,688,835, respectively)	$84,336,685	$84,253,106
Accounts payable and accrued expenses	1,615,180	3,066,984
Interest and fees payable	721,341	690,398
Other liabilities	394,364	432,698
Administrator expenses payable (see Note 6)	72,852	-
Payable for investments purchased	-	4,123,059
Deferred revenue	-	421,685
Total Liabilities	87,140,422	92,987,930

Commitments and Contingencies (see Note 8)

Net Assets:
Common Shares, $0.001 par value; 5,000,000 shares authorized; 2,723,709 shares issued; 2,060,490 and 2,073,713 common shares outstanding, respectively	2,061	2,074
Capital in excess of par value	694,273,678	694,812,239
Total distributable earnings (loss)	(543,574,939)	(548,108,778)
Total Net Assets	150,700,800	146,705,535
Total Liabilities and Net Assets	$237,841,222	$239,693,465

Net Asset Value Per Common Share	$73.14	$70.75

PHENIXFIN CORPORATION

Consolidated Statements of Operations

(Unaudited)

	For the Three Months
	Ended
	December 31,
	2023	2022
Interest Income:
Interest from investments
Non-controlled, non-affiliated investments:
Cash	$2,682,143	$1,916,041
Payment in-kind	90,674	106,187
Affiliated investments:
Cash	455,692	198,453
Payment in-kind	-	89,743
Controlled investments:
Cash	286,238	194,627
Payment in-kind	149,967	-
Total interest income	3,664,714	2,505,051
Dividend income	2,013,726	2,032,358
Interest from cash and cash equivalents	41,108	92,226
Fee income (see Note 9)	2,108	73,599
Other income	22	-
Total Investment Income	5,721,678	4,703,234

Expenses:
Interest and financing expenses	1,542,061	1,233,176
Salaries and benefits	1,424,992	857,533
Professional fees, net	357,554	347,917
General and administrative expenses	325,061	219,977
Directors fees	187,500	194,000
Insurance expenses	97,756	124,084
Administrator expenses (see Note 6)	77,852	77,884
Total expenses	4,012,776	3,054,571
Net Investment Income	1,708,902	1,648,663

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	229,804	13,448
Affiliated investments	-	-
Controlled investments	-	-
Total net realized gains (losses)	229,804	13,448
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	1,364,243	1,523,099
Affiliated investments	2,431,263	715,537
Controlled investments	(1,200,373)	51,169
Total net change in unrealized gains (losses)	2,595,133	2,289,805
Total realized and unrealized gains (losses)	2,824,937	2,303,253

Net Increase (Decrease) in Net Assets Resulting from Operations	$4,533,839	$3,951,916

Weighted average basic and diluted earnings per common share	$2.19	$1.88
Weighted average common shares outstanding - basic and diluted (see Note 11)	2,072,694	2,100,876

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